AMENDMENT NO. 2 TO
                     TRANSFER AGENCY AND SERVICES AGREEMENT

         Amendment No. 2, dated as of September 30, 2003, to the Transfer Agency and Services Agreement dated as of January 1, 2002 as amended August 20, 2002 (the "Agreement"), by and between ICM Series Trust, a Massachusetts business trust, with its principal office and place of business at 21 Custom House Street, Boston, MA 02110 (the "Trust"), and Forum Shareholder Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

         WHEREAS, the Trust must be in compliance with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by the USA PATRIOT Act of 2001 (together with its implementing regulations, the "PATRIOT Act"), its implementing regulations, and related governmental and self-regulatory organization rules and regulations (the "AML Laws"); and

         WHEREAS, subject to delegation of certain responsibilities to Forum, as provided below, the Trust's program designed to implement the AML Laws ("AML Program") is reasonably designed to ensure compliance in all material respects with the applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering; and

         WHEREAS, it is contemplated that the Trust's and Forum's AML Programs will be amended from time to time, as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's or Forum's anti-money laundering responsibilities;

         NOW THEREFORE, the Agreement is hereby amended as follows:

         1. The Trust hereby delegates to Forum the performance, on behalf of the Trust, of the services set forth in Appendix A to this Amendment (the "AML Services") with respect to shareholder accounts maintained by Forum pursuant to the Agreement; and subject to the terms and conditions of the Agreement and this Amendment, Forum accepts this delegation and agrees to perform the AML Services in accordance with the Trust's and Forum's AML Program and to cooperate with the Trust's AML Compliance Officer in the performance of its responsibilities hereunder.

         2. Forum agrees to notify the Trust of any change to Forum's AML Program that may materially impact the Trust's anti-money laundering program.

         3. Forum agrees to notify the Trust promptly about any detected unusual or suspicious activities involving accounts of Trust shareholders pursuant to Forum's AML Program. The Trust agrees to notify Forum promptly about any detected unusual or suspicious activities involving accounts of Trust shareholders.

         4. Notwithstanding this delegation, the Trust shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the applicable AML Laws. Forum shall maintain policies, procedures and internal controls that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the applicable AML Laws and the Trust's AML Program.

         5.  The  terms of this  Amendment  No. 2 do  hereby    supersede    the
terms of  Amendment  No. 1 to the Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

                                           ICM SERIES TRUST


                                           By:      /S/ WARREN J. ISABELLE
                                              ----------------------------------
                                                      Warren J. Isabelle
                                                      President



                                           FORUM SHAREHOLDER SERVICES, LLC


                                           By:      /S/ LISA J. WEYMOUTH
                                              ----------------------------------
                                                    Lisa J. Weymouth
                                                    Director

APPENDIX A

                                  AML SERVICES

With respect to transactions in shares in the Trust for which Forum maintains the applicable shareholder information, Forum shall:

(a) Review and submit all shareholder financial and non-financial transactions through the Office of Foreign Assets Control ("OFAC") Database (and such other lists or databases as may be required from time to time by applicable regulatory authorities), including screening of all shareholder accounts upon changes to such database.

(b) Screen all shareholder accounts at the request of Financial Crimes Enforcement Network ("FinCEN") pursuant to Section 314(a) of the PATRIOT Act and report any positive "hits" to FinCEN.

(c) Monitor shareholder accounts and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Trust's and Forum's AML Programs.

(d) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's and Forum's AML Programs and in accordance with the Act and OFAC.

(e) Adopt risk-based procedures for verifying the identity of each customer to the extent reasonable and practicable, in accordance with Section 326 of the PATRIOT Act.

(f) Follow the Trust's policy, which may change from time to time, with respect to the acceptance of cash equivalents and third party checks.

(g) Follow the Trust's policy on accounts held by non-US persons.

(h) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's and Forum's AML Programs, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

                                       -3-